Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Annual Report on Form 20-F of our report dated March 30, 2023, relating to the consolidated financial statements of Genius Sports Limited, which is contained in this Annual Report.

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-265466), Form S-8 (No. 333-264254), Form S-8 (No. 333-266904) and Form S-8 (No. 333-266904) of Genius Sports Limited of our report dated March 30, 2023, relating to the consolidated financial statements of Genius Sports Limited appearing in the entity’s Annual Report on Form 20-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ WithumSmith+Brown, PC

New York, New York

March 30, 2023